Exhibit 99.1

HUDSON TECHNOLOGIES REPORTS Third quarter 2021 reSults

pearl river, ny – November 3, 2021 – Hudson Technologies, Inc. (NASDAQ: HDSN) announced results for the third quarter and nine months ended September 30, 2021.

For the quarter ended September 30, 2021, Hudson reported revenues of $60.6 million, an increase of 46% compared to revenues of $41.5 million in the comparable 2020 period. Third quarter revenue growth was driven by increased selling prices of certain refrigerants during the period. Gross margin in the third quarter of 2021 was 39%, compared to 22% in the third quarter of 2020, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported operating income of $16.9 million in the third quarter of 2021, compared to operating income of $2.1 million in the prior year period. The Company recorded net income of $15.9 million or $0.36 per basic and $0.34 per diluted share in the third quarter of 2021, compared to net income of $39 thousand or $0.00 per basic and diluted share in the same period of 2020.

For the nine months ended September 30, 2021, Hudson reported revenues of $155.0 million, an increase of 24% compared to revenues of $125.5 million in the first nine months of 2020. The revenue growth was driven by increased selling prices for certain refrigerants during the period. Gross margin during the nine months ended September 30, 2021 was 35%, compared to 24% in the first nine months of 2020, mainly due to the aforementioned increase in selling price of certain refrigerants. Hudson reported operating income of $33.0 million for the first nine months of 2021 compared to operating income of $7.7 million in the prior year period. The Company recorded net income of $26.1 million or $0.60 per basic and $0.56 per diluted share in the first nine months of 2021, compared to a net loss of $0.5 million or ($0.01) per basic and diluted share in the same period of 2020.

At September 30, 2021, the Company had approximately $53 million of total availability, consisting of cash and cash equivalents plus revolving loan availability.

Brian F. Coleman, President and Chief Executive Officer of Hudson Technologies commented,

“The close of the third quarter represents a strong finish to our traditional nine month selling season. We’re pleased to have delivered substantial revenue growth, increased margins and enhanced profitability in the quarter and for the 2021 selling season. Our improved performance was primarily related to significantly increased average selling prices of certain refrigerants, partially offset by reduced demand volume due to both a greater focus on higher margin customers as we have realigned our sales strategy, and a slower than expected reopening of businesses. In addition, there has been a far greater disruption in the supply chain, both with product availability and transportation, which has impacted our entire industry, as well as the overall economy. We’re focused on proactively managing our inventory so that we will be well positioned to continue to serve our customer base throughout the 2022 cooling season.

“In September, the EPA published the final rule allocating allowances for the production and consumption of HFCs, as mandated by the AIM Act, introducing a stepdown of 10% in 2022 from baseline levels. As we expected, Hudson received an allocation allowance for calendar year 2022 equal to approximately 3 million Metric Tons Exchange Value Equivalents, or 1% of the total HFC consumption allocation, with allowances for 2023 and beyond to be determined at a later date. Notably, subsequent allowances must establish a 40% reduction in virgin production and importation from the current baseline, in 2024. We expect the reduction in virgin HFC supply will help accelerate reclamation activity in the near term and with the final HFC allowances in place, we believe we are competitively positioned through both our reclamation capabilities and our robust distribution network, to capture market share as both a supplier and a reclaimer, serving the large and growing installed base of HFC equipment. Please remember that our technology has the ability to service and reclaim any refrigerant, including next generation HFOs, well into the future. We support the global efforts to transition our industry to more environmentally friendly gases, and believe we have a unique opportunity to provide a sustainable alternative to virgin refrigerants as the HFC supply tightens,” Mr. Coleman concluded.

Conference Call Information

The Company will host a conference call and webcast to discuss the third quarter results today, November 3, 2021 at 5:00 P.M. Eastern Time.

To access the live webcast, log onto the Hudson Technologies website at www.hudsontech.com, and click on “Investor Relations”.

To participate in the call by phone, dial (888) 506-0062 approximately five minutes prior to the scheduled start time. International callers please dial (973) 528-0011. Callers should use entry code: 720614.

A replay of the teleconference will be available until December 3, 2021 and may be accessed by dialing (877) 481-4010. International callers may dial (919) 882-2331. Callers should use conference ID: 43256.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under existing credit facilities, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, the impact of the current COVID-19 pandemic, and other risks detailed in the Company's 10-K for the year ended December 31, 2020 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@institutionalms.com	Company Contact: Brian F. Coleman, President & CEO Hudson Technologies, Inc. (845) 735-6000 bcoleman@hudsontech.com

Hudson Technologies, Inc. and Subsidiaries

Consolidated Balance Sheets

(Amounts in thousands, except for share and par value amounts)

	Septmber 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$9,503	$1,348
Trade accounts receivable – net	22,131	9,806
Inventories – net	58,789	44,460
Prepaid expenses and other current assets	10,996	6,528
Total current assets	101,419	62,142

Property, plant and equipment, less accumulated depreciation	20,035	21,910
Goodwill	47,803	47,803
Intangible assets, less accumulated amortization	21,055	23,150
Right of use asset	6,652	6,559
Other assets	169	85
Total Assets	$197,133	$161,649

Liabilities and Stockholders’ Equity
Current liabilities:
Trade accounts payable	$6,696	$7,644
Accrued expenses and other current liabilities	28,898	19,417
Accrued payroll	2,940	1,394
Short-term debt	7,000	2,000
Current maturities of long-term debt	5,248	7,314
Total current liabilities	50,782	37,769
Deferred tax liability	1,530	1,355
Long-term lease liabilities	3,635	3,927
Long-term debt, less current maturities	74,248	77,976
Total Liabilities	130,195	121,027

Commitments and contingencies

Stockholders’ equity:
Preferred stock, shares authorized 5,000,000: Series A Convertible preferred stock, $0.01 par value ($100 liquidation preference value); shares authorized 150,000; none issued or outstanding	—	—
Common stock, $0.01 par value; shares authorized 100,000,000; issued and outstanding 43,959,748 and 43,347,887, respectively	440	433
Additional paid-in capital	118,507	118,269
Accumulated deficit	(52,009)	(78,080)
Total Stockholders’ Equity	66,938	40,622

Total Liabilities and Stockholders’ Equity	$197,133	$161,649

See Accompanying Notes to the Consolidated Financial Statements.

Hudson Technologies, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

(Amounts in thousands, except for share and per share amounts)

	Three months ended September 30,		Nine months ended September 30,
	2021	2020	2021	2020
Revenues	$60,645	$41,468	$154,973	$125,495
Cost of sales	36,967	32,512	100,329	95,511
Gross profit	23,678	8,956	54,644	29,984

Operating expenses:
Selling, general and administrative	6,072	6,162	19,586	20,184
Amortization	698	715	2,095	2,147
Total operating expenses	6,770	6,877	21,681	22,331

Operating income	16,908	2,079	32,963	7,653

Other (expense) income:
Net interest expense	(2,843)	(2,966)	(8,532)	(9,412)
Other income	2,475	1,000	2,470	1,011
Total other (expense)	(368)	(1,966)	(6,062)	(8,401)

Income (loss) before income taxes	16,540	113	26,901	(748)

Income tax expense (benefit)	670	74	830	(288)

Net income (loss)	$15,870	$39	$26,071	$(460)

Net income (loss) per common share – Basic	$0.36	$0.00	$0.60	$(0.01)
Net income (loss) per common share – Diluted	$0.34	$0.00	$0.56	$(0.01)
Weighted average number of shares outstanding – Basic	43,870,825	42,656,510	43,576,211	42,637,945
Weighted average number of shares outstanding – Diluted	46,964,522	43,680,265	46,412,691	42,637,945